Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

PINNACLE ENTERTAINMENT REPORTS FIRST QUARTER 2008 RESULTS

Positive Early Trends at Lumière Place, L’Auberge du Lac Expansion

LAS VEGAS, May 7, 2008 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the first quarter ended March 31, 2008.

For the first quarter of 2008, revenues were $257 million, up 10.5% from $233 million in the prior-year quarter. These results primarily reflect the benefit of the mid-December 2007 opening of the casino at Lumière Place-St. Louis and a 252-guestroom addition at L’Auberge du Lac, partially offset by the mid-2007 closure of the truck stop at the Company’s Boomtown Reno property. Consolidated Adjusted EBITDA(1) in the 2008 quarter was $35.0 million, which reflects significant initial marketing, labor and other start-up costs related to the opening of Lumière Place. In the first quarter of 2007, Consolidated Adjusted EBITDA was $43.8 million.

On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported net income of $5.1 million, or $0.08 per share, including income from discontinued operations, net of income tax, of $21.2 million, or $0.35 per share, related to insurance proceeds received in the quarter for damage from Hurricane Katrina. The results from continuing operations reflect significant pre-opening and development costs, increased depreciation costs and significant non-cash charges related to share-based compensation. GAAP net income for the 2007 first quarter was $2.9 million, or $0.05 per share.

“The first quarter represented a milestone for our operations,” said Daniel R. Lee, Chairman and Chief Executive Officer of Pinnacle Entertainment. “While costs associated with both the L’Auberge du Lac expansion and the opening of Lumière Place held down earnings, early trends from both investments are very positive. March 2008 was the best month in L’Auberge du Lac’s history. Lumière Place continued to build its business throughout the quarter, as the two hotels and various restaurants opened and we completed the surrounding parking facilities. We plan to open the pedestrian tunnel, which connects Lumière Place to the America’s Center convention center, the Edward Jones stadium and the city’s central business district, in mid-May.”

Details of Recent Developments:

•

At Lumière Place, Pinnacle’s casino and luxury hotel project in downtown St. Louis, the Company continued the phased opening of the property’s various amenities, including the entire 200-guestroom Four Seasons Hotel St. Louis and approximately 90% of the 294-suite HoteLumière throughout February and March. Pinnacle also opened approximately 22,000 square feet of meeting and convention space, additional restaurants, several retail outlets and a luxury spa during the quarter. The Company expects to complete soon the remaining suites at HoteLumière and a large readerboard sign along Interstate 70, one of the largest such signs ever built.

•

At River City, Pinnacle’s casino project in south St. Louis County, the Company continues work on the access road from a nearby interstate to the casino hotel and construction of the casino’s foundation. The Company has auger cast over 400 of the 1,200 80-foot-deep pilings necessary to support the building and expects to complete the foundation in September. Pinnacle is also in the process of obtaining bids from several potential general contractors for a guaranteed maximum price contract for the remainder of the construction. The Company expects to receive responses to its request for proposals in the next few weeks. River City is scheduled to open in 2009, subject to licensing by the Missouri Gaming Commission.

•

In February 2008, voters in East Baton Rouge Parish approved the development and construction of The Casino at Rivière, the Company's proposed $250 million gaming entertainment complex to be built on more than 550 acres the Company owns in Baton Rouge, Louisiana. The master-planned development is designed to be built in phases. Phase One is expected to include a single-level casino with approximately 1,500 slot machines and 50 table games, a 100-guestroom hotel and several entertainment and dining options.

•

On March 14, 2008, Pinnacle received $36.8 million in insurance proceeds from its settlement with Arch Specialty Insurance Company in connection with the hurricane-related damage to Pinnacle’s former casino in Biloxi, Mississippi. On March 26, 2008, Pinnacle won a motion in its pending lawsuit for partial summary judgment against the remaining two defendant insurance carriers, Allianz Global Risks US Insurance Company and RSUI Indemnity Company. The two insurers had taken the position that coverage for storm surge was precluded by Flood exclusions contained within their policies, a position rejected by the U.S. District Court. The two remaining insurers together provide more than $100 million of excess coverage, much of which ranks ahead of or pari passu with the Arch coverage. As of March 31, 2008, the Company has received payments of $142 million from its insurers, including the settlement payment from Arch.

Artists’ renderings of the Company’s various projects and pictures of the work in progress are available via the Company’s corporate website at www.pnkinc.com.

Property Highlights

L’Auberge du Lac

At L’Auberge du Lac, Pinnacle completed the opening of the 252-guestroom addition in early 2008, bringing the total guestrooms at the property to 995. During the quarter ended March 31, 2008, the Company also opened a number of new amenities, including additional retail outlets and a new swimming pool. Reflecting the incremental guestroom base and amenities, revenues for the three months ended March 31, 2008 increased to $81.3 million compared to $77.8 million in the same 2007 period. Adjusted EBITDA for the three months ended March 31, 2008 was $17.7 million compared to $16.7 million in the 2007 period. Management estimates that Adjusted EBITDA would have been approximately $2.0 million higher in the recent quarter had the table win percentage been the same as in the prior-year’s quarter, which itself was slightly lower than the long-term historical average for the property.

Boomtown New Orleans

Revenues and Adjusted EBITDA for Boomtown New Orleans were $42.4 million and $15.3 million, respectively, for the three months ended March 31, 2008, versus $41.7 million and $14.6 million in the prior-year quarter, respectively. Results at this West Bank property have been stable at such levels for several quarters, despite the relocation of a New Orleans-based casino to a town approximately 80 miles from Boomtown New Orleans in May 2007 and the opening in September 2007 of a slot parlor at a racetrack on the east side of the river.

Belterra Casino Resort

Revenues at Belterra were $42.0 million for the three months ended March 31, 2008 compared to $44.4 million in the 2007 quarterly period. Adjusted EBITDA was $7.3 million in the current quarter compared to $9.6 million for the three months ended March 31, 2007. The reduction in Adjusted EBITDA margin(1) versus the prior-year period is primarily due to lower gaming revenue, consistent with the southern Indiana gaming market, as well as increased marketing activities in this competitive market.

Boomtown Bossier City

Revenues and Adjusted EBITDA for Boomtown Bossier City for the three months ended March 31, 2008 were $23.7 million and $4.7 million, respectively. Revenues and Adjusted EBITDA for the three months ended March 31, 2007 were $24.4 million and $5.6 million, respectively. The decline in Adjusted EBITDA reflects increased competition and marketing costs in the continued competitive Bossier City/Shreveport/Oklahoma gaming market.

Lumière Place-St. Louis

The casino at Lumière Place-St. Louis opened in December 2007, followed by the opening of the two hotels and other amenities in phases throughout the first quarter of 2008. Consistent with the opening of almost all new casino hotels, the Company incurred high expense levels for customer service and marketing activities, as it overstaffed to compensate for the inexperience of the staff and marketed to a broad audience to build regional name recognition. Over time, staffing levels should normalize, primarily through attrition, as employees become more skilled at providing first-class service. The marketing effort, meanwhile, will eventually become more targeted, as the Company develops a broader database and the need for name recognition marketing fades. For the three months ended March 31, 2008, Lumière Place’s revenues were $47.2 million and Adjusted EBITDA loss was $760,000, which results include the Lumière Place Casino, HoteLumière, Four Seasons Hotel St. Louis and The Admiral Riverboat Casino. Operations in the 2007 quarterly period include The Admiral Riverboat Casino and the former Embassy Suites hotel. Revenues and Adjusted EBITDA in such quarter were $18.5 million and $2.8 million, respectively.

Boomtown Reno

Boomtown Reno’s revenues were $10.7 million and Adjusted EBITDA loss was $2.3 million for the three months ended March 31, 2008, reflecting the mid-2007 closure of the truck stop. For the 2007 quarter, revenues and Adjusted EBITDA were $17.3 million and $593,000, respectively. The truck stop was closed to accommodate construction of a neighboring Cabela’s sporting goods store, which to date has proved disappointing in terms of the number of customers brought to Boomtown. The Reno market is also highly seasonal, with the peak period being the third quarter. During seasonally slow quarters, revenue swings tend to have an exaggerated effect on profitability.

International

The International segment includes the financial results for Casino Magic Argentina and The Casino at Emerald Bay, which adjoins The Four Seasons Resort Great Exuma in The Bahamas. Revenues for the 2008 first quarter rose to $9.7 million from $8.6 million in last year’s quarter. Adjusted EBITDA for the three months ended March 31, 2008 and 2007 was $2.7 million and $2.9 million, respectively, reflecting rising costs and a new smoking ban that affects the Company’s principal Argentine casino. The ban was imposed in November 2007 and does not apply to a competitor in a neighboring province.

Other Items

Corporate Expenses. Corporate expenses for the first quarter of 2008 were $9.8 million versus $9.0 million for the prior-year period, excluding non-cash share-based compensation charges in both periods. Such costs reflect the Company’s expanded base of operations and its centralization efforts, primarily related to a central marketing database, single player-card initiative and customer loyalty program. Management has taken certain measures to control and reduce the growth, and perhaps the absolute level of, such expenses in future quarters.

Pre-opening and Development Costs. During the 2008 first quarter, the Company incurred pre-opening and development costs of $17.1 million, primarily related to the two St. Louis projects ($4.6 million), the Atlantic City project ($5.7 million), and the Sugarcane Bay and Baton Rouge projects ($5.2 million). The 2007 quarter included $11.5 million of such costs, including $5.3 million related to the Atlantic City project, $2.9 million for the St. Louis projects, and $2.6 million for the Sugarcane Bay and Baton Rouge projects.

Non-cash Share-based Compensation. For the three months ended March 31, 2008 and 2007, non-cash share-based compensation costs were $1.8 million and $2.2 million, respectively. Such compensation expense relates to the theoretical value of options on the date of issuance and is not related to actual stock price performance.

Discontinued Operations. In mid-March 2008, the Company received $36.8 million from a settlement with Arch Specialty Insurance Company, which proceeds are non-refundable pursuant to the settlement agreement. As a result, during the three months ended March 31, 2008, the Company recognized a pre-tax gain of such amount, or an after-tax gain of $21.2 million. In 2006, the Company completed tax exchanges under Section 1033 of the Internal Revenue Code at the time of the purchase of its Atlantic City site, effectively transferring the comparatively low tax basis of its Biloxi assets into the Atlantic City land. As a result, management anticipates the actual cash tax obligations to be paid on the insurance proceeds in the current year will be substantially less than the provision for income tax recorded for financial accounting purposes.

Liquidity. The Company had approximately $203 million in cash and cash equivalents at March 31, 2008. Of the Company’s $625 million revolving credit facility, $150 million is currently drawn and approximately $22 million of issued letters of credit remain outstanding. Utilization of the credit facility is currently restricted to $350 million by the indenture governing the Company’s 8.75% senior subordinated notes, which become callable in October 2008.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. During the first three months of 2008, Pinnacle paid or accrued $66.1 million in gaming taxes, $6.7 million in payroll taxes, $5.7 million in property taxes, and $2.1 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $80.6 million for taxes to state and local authorities in the first three months of 2008.

Investor Conference Call

Pinnacle will hold a conference call for investors today, May 7, 2008, at 11:00 a.m. ET (8:00 a.m. PT) to discuss its 2008 first quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available shortly after the conclusion of the call through May 14, 2008 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 45226198. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

(1) Consolidated Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income (loss) are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs and write-downs, merger termination proceeds, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenues. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, non-cash share-based compensation, asset impairment costs and write-downs, merger termination proceeds, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, income tax benefits, minority interest and discontinued operations. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business segments. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued, and also eliminates merger termination proceeds due to their non-recurring nature. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. In February 2007, the Company settled litigation related to stock options held by a former Chairman of the Company. The Company paid $2.2 million, principally the former Chairman’s legal fees, and confirmed the cancellation or expiration of options that had a significantly greater economic value. This settlement is viewed as non-recurring and has also been excluded from Adjusted EBITDA and Adjusted net income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is how management reviews and analyzes the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, certain asset sale gains, income tax benefits or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA, and Adjusted net income (loss) are not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” table for a reconciliation of GAAP net income (loss) to Adjusted net income (loss).

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri, Argentina and The Bahamas and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously owned and operated in Biloxi, Mississippi. The Company opened Lumière Place, a $507 million casino hotel in downtown St. Louis, Missouri, in December 2007. Pinnacle also has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is currently developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and a casino resort in Baton Rouge, Louisiana, to be called Rivière; and has submitted a proposal for a casino resort in Kansas City, Kansas, subject to various approvals. Additionally, Pinnacle owns a casino site at the heart of the famed Boardwalk in Atlantic City, New Jersey, on which it plans to build a major new casino resort.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future growth, anticipated completion and opening schedules of various projects, construction schedules and budgets and new development opportunities, and financing options, including the state of the credit markets and the Company’s ability to access the capital markets, and the Company’s ability to control or reduce corporate expenses, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s substantial funding needs in connection with its development projects, current expansion projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources and in the near term, the availability of financing may be constrained by current disruptions in the credit markets; (b) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, including results from the opening of its new facilities, may not yield an adequate return on its substantial investments; (c) many construction-related factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (d) the Company’s Atlantic City project presents many risks, and the Company may not realize the financial and strategic goals that are contemplated from the development; (e) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (f) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for its River City, Sugarcane Bay and Rivière projects, some of which are beyond its control; (g) the Company’s proposal for the Kansas City project is subject to competitive bidding and the Company may not be selected by the Kansas Racing and Gaming Commission for the sole license being awarded in Northeastern Kansas; (h) because the Company has considerable leverage, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficultly obtaining additional financing; (i) the terms of the Company’s credit facility and the indentures governing its subordinated indebtedness impose operating and financial restrictions on the Company; (j) the outcome of the lawsuit with certain of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane-affected properties; (k) the Company’s insurance policy limits for Weather Catastrophe/Named Windstorm Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (l) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Condensed Consolidated Income Statements

(in thousands, except per share data, unaudited)

	Three months ended March 31,
	2008	2007
Revenues:
Gaming	$228,762	$204,382
Food and beverage	13,763	10,862
Hotel and recreational vehicle park	6,129	6,484
Truck stop and service station	2,619	5,660
Other	5,897	5,439

	257,170	232,827

Expenses and other costs:
Gaming	138,637	118,971
Food and beverage	15,032	10,901
Hotel and recreational vehicle park	4,388	3,328
Truck stop and service station	2,536	5,306
General and administrative	60,120	50,397
Other operating expenses	3,159	2,317
Depreciation and amortization	28,639	20,544
Pre-opening and development costs	17,136	11,535

	269,647	223,299

Operating income (loss)	(12,477)	9,528
Interest income	1,139	4,482
Interest expense, net of capitalized interest	(12,083)	(9,288)

Income (loss) from continuing operations before income taxes	(23,421)	4,722
Income tax benefit (expense)	7,273	(1,436)

Income (loss) from continuing operations	(16,148)	3,286
Income (loss) from discontinued operations, net of taxes	21,202	(377)

Net income	$5,054	$2,909

Net income per common share – basic
Income (loss) from continuing operations	($0.27)	$0.06
Income (loss) from discontinued operations, net of taxes	$0.35	($0.01)

Net income per common share—basic	$0.08	$0.05

Net income per common share – diluted
Income (loss) from continuing operations	($0.27)	$0.06
Income (loss) from discontinued operations, net of taxes	$0.35	($0.01)

Net income per common share—diluted	$0.08	$0.05

Number of shares—basic	59,949	57,508
Number of shares—diluted	60,085	59,119

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$203,113	$191,124
Other assets	261,943	286,138
Land, buildings, riverboats and equipment, net	1,783,012	1,716,282

Total assets	$2,248,068	$2,193,544

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$254,030	$299,884
Long-term debt	941,352	841,301

Total liabilities	1,195,382	1,141,185

Stockholders’ equity	1,052,686	1,052,359

Total liabilities and stockholders’ equity	$2,248,068	$2,193,544

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues
L’Auberge du Lac	$81,304	$77,772
Boomtown New Orleans	42,431	41,734
Belterra Casino Resort	42,034	44,383
Boomtown Bossier City	23,695	24,441
Lumière Place-St. Louis (a)	47,208	18,547
Boomtown Reno	10,682	17,277
International	9,749	8,568
Other	67	105

Total Revenues	$257,170	$232,827

Adjusted EBITDA (b)
L’Auberge du Lac	$17,674	$16,745
Boomtown New Orleans	15,315	14,551
Belterra Casino Resort	7,331	9,591
Boomtown Bossier City	4,748	5,580
Lumière Place-St. Louis (a)	(760)	2,840
Boomtown Reno	(2,266)	593
International	2,703	2,944

	44,745	52,844
Corporate expenses	(9,795)	(9,025)

Consolidated Adjusted EBITDA (b)	$34,950	$43,819

Reconciliation to Income (Loss) From Continuing Operations:
Consolidated Adjusted EBITDA	$34,950	$43,819
Pre-opening and development costs	(17,136)	(11,535)
Non-cash share-based compensation	(1,770)	(2,212)
Write-downs, reserves and recoveries, net	118	—
Depreciation and amortization	(28,639)	(20,544)
Interest income	1,139	4,482
Interest expense, net of capitalized interest	(12,083)	(9,288)
Income tax benefit (expense)	7,273	(1,436)

Income (loss) from continuing operations	($16,148)	$3,286

(a)	Lumière Place includes the Lumière Place Casino, two hotels and The Admiral Riverboat Casino. The Lumière Place Casino opened on December 19, 2007. The Four Seasons Hotel St. Louis opened in February 2008. The former Embassy Suites was closed on March 31, 2007 and reopened as HoteLumière in February 2008, following an extensive refurbishment. The Admiral Riverboat Casino was acquired on December 20, 2006.

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income to Adjusted Net Income

(in thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2008	2007
Adjusted net income (loss) (a)
Net income	$5,054	$2,909
Pre-opening and development costs	11,815	8,027
Non-cash share-based compensation	1,220	1,539
Write-downs, reserves and recoveries, net	(81)	—
Gain from discontinued operations, net of taxes	(21,202)	377

Adjusted net income (loss)	($3,194)	$12,852

Adjusted net income (loss) per common share – diluted
Net income	$0.08	$0.05
Pre-opening and development costs	0.20	0.14
Non-cash share-based compensation	0.02	0.02
Write-downs, reserves and recoveries, net	—	—
Gain from discontinued operations, net of taxes	(0.35)	0.01

Adjusted net income (loss) per common share – diluted	($0.05)	$0.22

Number of shares – diluted	60,085	59,119

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income (loss).

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